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                                                                EXHIBIT 3.2.4


                          DYNAMICWEB ENTERPRISES, INC.

                               BYLAW AMENDMENTS
                           ADOPTED JANUARY 21, 1998


         The following amendments were approved at a special meeting of the Board of Directors of DynamicWeb Enterprises, Inc. (the "Company") was held at the corporate offices of the Company on January 21, 1998.

                  RESOLVED, that Article III (Shareholders' Meetings), Section 3 (Special Meetings) of the bylaws of the Company be and is hereby amended and restated in its entirety to read as follows:

                           "Section 3.   Special Meetings:  Special meetings of
                           the shareholders may be called by the President or the Board of Directors or by shareholders who in the aggregate hold at least ten percent of the outstanding shares of the Company which are entitled to vote at such special meeting, but not otherwise by the shareholders unless otherwise required by law."

                  RESOLVED FURTHER, that Article IV (Directors), Section 1 (General) of the bylaws of the Company be and is hereby amended to add the following sentence at the end thereof:

                           "Any one or more members of the Board of Directors, including the entire Board, may be removed with or without cause by an affirmative


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                           vote of shareholders who hold a majority of the
                           outstanding shares of the Company which are entitled to vote on such matter."

                  RESOLVED FURTHER, that Article III (Shareholders' Meetings),
Section 10(2) (Voting) of the bylaws of the Company be and is hereby amended to add the following clause at the end thereof:

                           "or by these Bylaws"


        Certified this 21st day of January, 1998.




                                           /s/ Steve Vanechanos, Sr.
                                         -----------------------------------
                                                  Steve Vanechanos, Sr.
                                                  Secretary


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